EXHIBIT- 3.5

Control Number : 0022506

STATE OF GEORGIA

Secretary of State

Corporations Division

313 West Tower

2 Martin Luther King, Jr. Dr.

Atlanta, Georgia 30334-1530

CERTIFICATE OF AMENDMENT

NAME CHANGE

I, Brad Raffensperger, the Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that

TX HOLDINGS, INC.

a Domestic Profit Corporation

has filed articles/certificate of amendment in the Office of the Secretary of State on 01/12/2024 changing its name to

TX Rail Products, Inc a

Domestic Profit Corporation

and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles/ certificate of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on 01/16/2024.

Brad Raffensperger
1776	Secretary of State
ARTICLES OF AMENDMENT	*Electronically Filed*
Secretary of State Filing Date: 1/7/2024 9:16:14 AM

Article 1
Filing Date: 1/7/2024
Business Name	• TX HOLDINGS, INC.
Control Number	: 0022506
Article 2
The entity hereby adopts an amendment to change its name to the following new business name:
New Business Name : TX Rail Products, Inc Effective Date :
01/12/2024
Article 3
The date of the adoption of the amendment was: 11/09/2023
Article 3
The amendment was duly adopted by the following method •
The amendment was adopted by the board of directors without shareholder action as shareholder action was not required.
Article 4
The date of the adoption of the amendment was: 11/09/2023
Article 5
The undersigned does hereby certify that a request for publication of a notice of the filing of articles of amendment to change the corporation's name along with the publication fee of $40.00 has been forwarded to the legal organ of the county of the registered office as required by O.C.G.A. 14-2-1006. l .
Authorizer Information
Authorizer Signature : Jose Fuentes Authorizer Title : Officer